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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITY WIRELESS CORPORATION
(Name of small business issuer in its charter)

Delaware	9995	91-1940650
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification No.)

10900 NE 4th Street, Suite 2300, Bellevue, WA 98004 - 1 (800) 337-6642
(Address and telephone number of principal executive offices)

10900 NE 4th Street, Suite 2300, Bellevue, WA 98004
(Address of principal place of business or intended principal place of business)

Columbia Corporate Services, Inc.
701 Fifth Avenue, Suite 5701
Seattle, Washington 98104
(206) 587-5700
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:
As soon as possible after the effective date of this registration statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /x/ 33-47328

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock Underlying the Private Offering Warrants	3,850,000 shares of common stock	$3.25(2)	$12,512,500

Common Stock Underlying the Mueller and Ideas Warrants	500,000 shares of common stock	$2.06(2)	$1,030,000

Common Stock Underlying the Crescent Communications Warrants	100,000 shares of common stock	$2.06(2)	$206,000

Common Stock issued in Private Offering	3,850,000 shares of common stock	$1.22(3)	$4,697,000

Common Stock issued outside Private Offering	1,535,232 shares of common stock	$1.22(3)	$1,872,983

TOTAL			$20,300,483	$5,359.33

(1)
Calculated pursuant to Rule 457(c) and (g) under the Securities Act of 1933.
(2)
Based on the actual warrant exercise price per Rule 457(g).
(3)
Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based on the average of bid and ask sale prices of the Registrant's Common Stock on September 27, 2000, as quoted in The NASD OTC Bulletin Board.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's by-laws provide that directors and officers shall be indemnified by the Company to the fullest extent authorized by the Delaware Business Corporation Act ("DBCA"), against all expenses and liabilities reasonably incurred in connection with services for or on behalf of the Company. The by-laws also authorize the board of directors to indemnify any other person which the Company has the power to indemnify under the DBCA, including for indemnification greater or different from that provided in the by-laws. To the extent that indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated costs and expenses, other than underwriting discounts (if any), payable by the registrant in connection with the offering of the securities being registered.

SEC registration fee		$5,359.33
NASD filing fee		*
Printing and engraving expenses		*
Transfer Agent and registrar fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*
To be provided by amendment

RECENT SALES OF UNREGISTERED SECURITIES

    On approximately December 4, 1998, the Company completed a private offering to accredited investors under Rule 504. The Company issued 7,500,000 common shares in consideration of gross proceeds of $975,000. No underwriting discounts were given or commissions paid.

    On December 11, 1998, in connection with the acquisition of UW Systems, the Company issued a total of 11,089,368 common shares to the shareholders of UW Systems, who were non-U.S. persons, residing outside of the U.S., or accredited investors. The acquisition transaction occurred outside of the U.S. The consideration received by the Company was all of the issued stock of UW Systems. No underwriting discounts were given or commissions paid.

    In the period July to October 1999, the Company completed an offering under Regulation S, as contemplated by the acquisition agreement with UW Systems. The sale was to a non-U.S. person, residing outside of the U.S., and took place outside of the U.S. The Company issued 500,000 shares in consideration of gross proceeds of $1,500,000. The Company paid $150,000 in commission.

    In November 1999, the Company completed a private offering under Regulation S to a non-U.S. person, residing outside of the U.S. The Company issued 350,000 common shares in consideration of gross proceeds of $175,000. No underwriting discounts were given or commissions paid.

    In December 1999, the Company completed a private offering under Regulation S to a non-U.S. person, residing outside of the U.S. The Company issued 142,857 common shares in consideration of gross proceeds of $100,000. No underwriting discounts were given or commissions paid.

    In April 2000 the Company completed an equity financing through a private offering under Regulation D and Regulation S of the Securities Act. The Company accepted subscriptions for 3,850,000 units resulting in gross proceeds of $5,775,000. Each unit consisted of one share of common stock and one non-transferable, callable warrant to purchase one share of common stock at an exercise price of $3.25. The warrant is exercisable for up to 18 months from closing, unless earlier called by the Company. The Company may call the warrants for exercise at any time after the average of the bid-ask prices or closing prices, as applicable, for the Company's common stock has equaled or exceeded $5.00 for at least ten days. If determined by the Board of Directors of the Company that it would be in the best interests of the shareholders of the Company, and if any underwriter or underwriters of the Company's securities determine, in their discretion, that it would be in the best interests of the Company, the Company has agreed it will use its reasonable efforts to cause the shares comprising the units to be included in a registration statement under the Securities Act, at such time as such registration is reasonably practicable for the Company to accomplish. The Company also agreed it will use its reasonable efforts to maintain the effectiveness of any such registration statement for at least one year after the Closing of this offering. This registration statement is being filed pursuant to that agreement. The Company issued 285,000 shares as commissions or fees to qualified persons.

EXHIBITS

    The following exhibits pursuant to Rule 601 of Regulation SB are included herein or incorporated by reference.

3.1	Amended and Restated Certificate of Incorporation of Unity Wireless Corporation *
3.2	Amended and Restated Bylaws of Unity Wireless Corporation *
4.1	Form of warrant agreement re: private offering investors *
4.2	Consulting agreement among Mueller & Company, Inc., Ideas, Inc., Mark Mueller, Aaron Fertig and Unity Wireless Corporation dated July 1, 2001
4.3	Warrant from Unity Wireless Corporation to Crescent Communications Inc. dated June 26, 2000 *
5.1	Opinion of Monahan & Biagi
10.1	Memo of Understanding with Safetran Traffic Systems Corp. (included in Form 10-SB, as amended, filed December 1999 ("Form 10-SB") as Exhibit 6.2 and incorporated herein by reference)
10.2	Distribution Agreement with Peek Traffic Systems, Inc. (included in Form 10-SB as Exhibit 6.3 and incorporated herein by reference) *
10.3	Letter of Intent between Unity Wireless Systems Corporation and Traffic Safety Products, Inc. dated September 1, 2000 *
10.4	1999 Stock Option Plan (included in Form 10-SB as Exhibit 27 and incorporated by reference)
10.5	Consulting Agreement between Unity Wireless Corporation and Roland Carlos Sartorius dated as of September 1, 2000 *
10.6	Letter of Intent between Unity Wireless Corporation and Ultratech Linear Solutions Inc. dated September 27, 2000 (included herein) *
21.1	A list of the subsidiaries of the registrant was included in Form 10-KSB for the fiscal period ending December 31, 1999 ("Form 10-KSB") as Exhibit 21 and is incorporated by reference herein. Since filing of the 10-KSB, UW Singapore was created was a wholly owned subsidiary of UW Integration.
23.1	Consent of Ernst & Young *
27.1	Financial Data Schedule (included as Exhibit 27 in Form 10-KSB, Form 10-QSB for period ending March 31, 2000 and Form 10-QSB for period ending June 30, 2000 and incorporated herein by reference)

*
Previously filed

UNDERTAKINGS

    The Company hereby undertakes that it will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) or any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the city of Vancouver, province of British Columbia, Canada, on March 19, 2001.

Registrant: UNITY WIRELESS CORPORATION
By:	/s/ ROLAND SARTORIUS Roland Sartorius, Secretary

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ JOHN ROBERTSON John Robertson, Director and Chief Executive Officer	Date: March 19, 2001
/s/ TOM DODD Tom Dodd, Director and Senior Vice President	Date: March 19, 2001
/s/ ROLAND SARTORIUS Roland Sartorius, Director and Chief Financial Officer	Date: March 19, 2001
/s/ JOHN D. ANDERSON John D. Anderson, Director	Date: March 19, 2001
/s/ KEN MADDISON Ken Maddison, Director	Date: March 19, 2001

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PART II INDEMNIFICATION OF DIRECTORS AND OFFICERS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
RECENT SALES OF UNREGISTERED SECURITIES
EXHIBITS
UNDERTAKINGS
SIGNATURES